UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 28, 2014

Protalix BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-33357	65-0643773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Snunit Street	20100
Science Park, POB 455
Carmiel, Israel
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code +972-4-988-9488

(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The disclosure set forth in Item 5.02 is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 28, 2014, the Board of Directors of Protalix BioTherapeutics, Inc. (the “Company”) resolved to appoint Mr. Moshe Manor as its new President and Chief Executive Officer. Mr. Manor will assume office on November 2, 2014, when David Aviezer, Ph.D. will retire. A copy of a press release announcing the appointment is filed as Exhibit 99.1.

Mr. Manor, 58, has served in a number of senior executive positions at Teva Pharmaceutical Industries Ltd., from 1984 through 2012. Most recently, he served as President, Teva Asia & Pacific where he led the strategy and development of a high growth region for Teva. Prior to that, he was Group Vice President, Global Branded Products, leading the Innovative Commercial and Research & Development franchises. From 2006 through 2008, Mr. Manor was Senior Vice President, Global Innovative Resources, and was responsible for generating over $3 billion in sales with Copaxone® and Azilect®. Previously, he served as director of Teva Israel. Most recently, Mr. Manor serves on the Board of Directors of Kamedis Ltd. and Coronis Partners, and as Chairman of the Board of Directors of a startup company named MEway Pharma. He holds a BA in Economics from the Hebrew University in Jerusalem, and an MBA from the Tel-Aviv University.

In connection with his appointment as President and Chief Executive Officer of the Company, Mr. Manor entered into an Employment Agreement with the Company, dated September 28, 2014 (the “Agreement”). The Agreement provides for a monthly base salary of approximately 100,000 New Israeli Shekels (approximately $27,120), and Mr. Manor is entitled to an annual discretionary bonus subject to the sole discretion of the Company’s Board of Directors. The Board of Directors shall determine the bonus on the basis of agreed-upon annual objectives which shall include both measurable and strategic parameters. The monthly salary is subject to cost of living adjustments from time to time as may be required by law. The Board of Directors also granted to Mr. Manor options to purchase 900,000 shares of the Company’s common stock at an exercise price equal to $2.37 per share, the closing sales price of the Company’s common stock on the NYSE MKT for the last trading day immediately preceding the effective date of the grant. The options shall vest over four years on a quarterly basis in 16 equal increments, subject to certain conditions. Vesting of the options will be accelerated in full upon a Corporate Transaction or a Change in Control, as those terms are defined in the Company’s 2006 Stock Incentive Plan, as amended. The Agreement is terminable by the Company on 90 days written notice for any reason during the first year of the Agreement and on 180 days written notice thereafter. The Agreement is terminable by Mr. Manor on 90 days written notice for any reason during the term of Agreement. The Company may terminate the Agreement for cause without notice. Mr. Manor is entitled to be insured by the Company under a Manager’s Policy in lieu of severance, company contributions towards vocational studies, annual recreational allowances, a company car and a company phone. Mr. Manor is entitled to 24 working days of vacation. He is also entitled to indemnification and to be an insured in the Company’s D&O insurance policy, as are the Company’s other executive officers and directors.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

10.1           Employment Agreement dated September 28, 2014
99.1           Press release dated September 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTALIX BIOTHERAPEUTICS, INC.

Date: September 29, 2014	By: /s/ David Aviezer, Ph.D.
Name: David Aviezer, Ph.D. Title: President and Chief Executive Officer